Exhibit 99.1

CONFIDENTIAL

March 31, 2020

Stephanie Morley

Zomedica Pharmaceuticals Corp.

100 Phoenix Drive, Suite 180

Ann Arbor, MI 48108

Re:	Letter Agreement

Dear Stephanie:

This Letter Agreement confirms Celsee’s and Zomedica’s understanding of terms contained in that certain Amended and Restated Exclusive License and Supply Agreement by and between Celsee, Inc. (“Celsee”) and Zomedica Pharmaceuticals Corp. (“Zomedica”), each a “Party” and collectively, “the Parties”, effective January 1, 2020 (the “Zomedica Agreement”).

With respect to Section 2.1 of the Zomedica Agreement (Exclusivity), the Parties agree to amend and restate the following sections as follows:

“(b), Develop or commercialize any Collaboration Product in the Zomedica Field, alone or in collaboration with or for the benefit of any Third Party (including any governmental agency);

(c) collaborate with, license, enable or otherwise authorize or grant rights to any Third Party under the Celsee Owned Intellectual Property or any other Celsee Core Technology or Celsee Controlled Technology or Celsee’s CTC Platform Technology or Joint Intellectual Property to use, develop, commercialize or manufacture products in the Zomedica Field, other than Third Party subcontractors to the extent permitted under Section 2.2, or enter into any agreement, amendment to an existing agreement or option to do any of the same; or

(d) grant any right to any Third Party under Celsee Owned Intellectual Property or any other Celsee Core Technology or Celsee Controlled Technology or Celsee’s CTC Platform Technology or Joint Intellectual Property in the Zomedica Field that would impair or conflict in any way with any of the rights granted to Zomedica under this Agreement; and”

All defined terms used in this Letter Agreement, unless otherwise defined herein, shall have the meaning defined in the Zomedica Agreement.

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement, effective of the date first written above.

CELSEE, INC.		ZOMEDICA PHARMACEUTICALS CORP.

By:	/s/ John Stark	By:	/s/ Shameze Rampertab

Title:	CEO	Title:	Interim CEO

Date:	3/31/2020	Date:	March 31, 2020